Exhibit 21



Subsidiaries of Delhaize America, Inc.:

Entity                               State of
                                  Incorporation

Kash n' Karry Food Stores, Inc.         DE

FLI Holding Corp.                       DE

Barnwell, Inc.                          DE

Risk Management Services, Inc.          NC

FL Food Lion, Inc.                      FL

FL Acquisition Sub.Inc.                 ME

Food Lion, LLC                          NC

Food Lion  (Thailand), Inc.             DE